EXHIBIT 99.1

GENERAL FINANCE CORPORATION ANNOUNCES BLOCK PURCHASE OF ITS COMMON STOCK

PASADENA, CA – June 23, 2020 – General Finance Corporation (NASDAQ: GFN) (the “Company”) announced today that it repurchased 911,765 shares of its common stock in a private transaction completed as a block trade.  The shares were originally issued upon the conversion of a $7,750,000 senior secured convertible note (“Convertible Note”) purchased under an assignment agreement with Bison Capital Partners V, L.P. (“Bison”) as a portion of the $26 million senior secured convertible note Bison acquired on September 19, 2017.

The purchase consideration for the shares was $6.40 per share, based on the closing price of the stock on June 22, 2020.  The Company chose to purchase the shares rather than have them sold on the open market, or as part of a third-party transaction, because it believes the current stock price represents a compelling valuation and the reduction in the number of outstanding shares will ultimately benefit Company stockholders.

In accordance with terms of the Convertible Note, the Company was required to pay noteholders, through principal, interest and the realized value of common stock received after conversion, a minimum return of 1.75 times the original principal amount. With respect to today’s announced transaction, the Company is required to pay to the former noteholder an additional $6.8 million to satisfy their portion of the minimum return provision. The parties have agreed that the Company will satisfy this remaining obligation in two separate and equal installments paid on October 1, 2020 and January 1, 2021, respectively.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN) (www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223